Exhibit 99.1

Sysorex Reports Third Quarter 2014 Financial Results

Conference Call to be Held Today at 4:30 pm Eastern Time

Palo Alto, CA -- Sysorex (NASDAQ: SYRX), a global technology leader specializing in big data analytics and location-based mobile solutions for the private and public sectors, today reported financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Highlights:

•	Third quarter revenue of $14.3 million
•	Third quarter gross margin of 30%
•	Third quarter GAAP net loss of $0.13 per share, Proforma Non-GAAP net loss[1] of $0.08 per share
•	Third quarter Non-GAAP Adjusted EBITDA[1] of negative $1.5 million

"While our third quarter revenue and gross margin were lower than projected, we are anticipating approximately 30% annual revenue growth over 2013 with the contribution of the acquisitions we have made since 2013,” said Nadir Ali, CEO of Sysorex. “We remain focused on our integration efforts, including the transition from lower margin to higher margin solutions and identifying cost synergies to leverage our operating structure.”

Third Quarter 2014 Financial Results

Revenue: Third quarter revenue was $14.3 million, an increase of 2% from the third quarter of 2013. Total revenue included $11.8 million of IT Commercial revenue, $1 million of IT Government revenue, $1 million of eSolutions revenue, and $480,000 of Location-based Technology revenue.

Gross Profit: Third quarter gross profit was $4.3 million, compared to $3.8 million for the third quarter of 2013. Gross margin for the third quarter was 30%, compared to 27% for the third quarter of 2013

Net Loss: GAAP net loss attributable to common stockholders for the third quarter was $2.5 million, compared to a net loss attributable to common stockholders of $907,000 for the same period last year. GAAP net loss per share for the third quarter was $0.13, compared to a net loss per share of $0.07 for the same period last year.

Non-GAAP net loss1: Third quarter non-GAAP net loss was $1.7 million, compared to a net loss of $60,000 for the same period last year. Third quarter non-GAAP net loss per share for the third quarter was $0.08, compared to a net loss per share of $0.01 for the same period last year. Non-GAAP net loss per share is defined as net loss per basic and diluted share adjusted for non-cash items including stock based compensation, amortization of intangibles and one time charges including gain on the fair value adjustment of earn-out liability, acquisition costs and the costs associated with the public offering.

Non-GAAP adjusted EBITDA1: Third quarter non-GAAP adjusted EBITDA was a loss of $1.5 million compared to income of $49,000 for the prior year period. Non-GAAP adjusted EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.

1 A reconciliation of GAAP to non-GAAP financial measures is provided in the financial statement tables included in this press release. An explanation of these measures is also included under the heading “Non-GAAP Financial Measures.”

Recent Business Highlights

•	Announced a strategic alliance for mobile analytics with Cubeware GmbH
•	Announced new reseller partner agreements with Seagate and Basho for object storage solutions
•	Named to CIO Review’s 100 Most Promising Oracle Solution Providers for 2014
•	Expanded our executive team by hiring veteran CFO, Will Frederick
•	Granted two patents for mobile location and security
•	Joined the FireEye Fuel Partner Program
•	Demonstrated automatic mobile policy changes at AirWatch Connect in Atlanta

Forward Outlook

Sysorex provides guidance based on current market conditions and expectations.

For the full year of 2014 the Company expects:

•	Revenue in the range of $64 million to $67 million
•	Gross margin in the range of 30% to 31%

Conference Call Information

Management will host a conference call today, Thursday, November 13, 2014, at 4:30pm Eastern Time to review financial results and corporate highlights. Following management's formal remarks, there will be a question and answer session.

To listen to the conference call, interested parties within the U.S. should call 1-866-652-5200. International callers should call +1-412-317-6060. All callers should ask for the Sysorex conference call. The conference call will also be available through a live webcast at www.sysorex.com.

A replay of the call will be available approximately one hour after the end of the call through December 6, 2014. The replay can be accessed via Sysorex’s website or by dialing 1-877-344-7529 (U.S.) or +1-412-317-0088 (international). The replay conference playback code is 10054854.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Non-GAAP Financial Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. EBIDTA, Adjusted EBITDA and pro forma net loss per share are non-GAAP measures. Sysorex defines “EBITDA” as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Management uses Adjusted EBITDA as the matrix in which it manages the business and Sysorex defines “Adjusted EBITDA” as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation. Sysorex defines “pro forma net loss per share” as GAAP net loss per share adjusted for stock-based compensation, amortization of intangibles and one time non-recurring charges such as acquisition and offering costs.

Management provides Adjusted EBITDA and pro forma net loss per share measures so that investors will have the same financial information that management uses, which may assist investors in assessing Sysorex’s performance on a period-over-period basis. Adjusted EBITDA or pro forma net loss per share is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA and pro forma net loss per share have limitations as analytical tools and should not be considered either in isolation or as a substitute for analysis of Sysorex’s results as reported under GAAP.

About Sysorex Global Holdings Corp.

Through focused, custom technology solutions, Sysorex (NASDAQ:SYRX) provides cyber security, data analytics, custom application development, cloud solutions, Mobile/BYOD solutions and strategic outsourcing to government and commercial clients in major industries around the world. From identifying security risks to helping clients realize value from their big data strategies, Sysorex has the experience, technology, partners, and agility to be your trusted IT partner. Visit www.sysorex.com, follow @Sysorex and Like us on Facebook.

Sysorex Investor Relations Contact:

Scott Arnold

Managing Director

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

+1-516-222-2560

www.corprominence.com

SYSOREX GLOBAL HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30,	December 31,
	2014 (Unaudited)	2013 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,729	$2,104
Marketable securities	-	125
Accounts receivable, net	8,545	9,581
Notes receivable, related party	90	-
Notes and other receivables	2,130	1,377
Inventory	444	75
Prepaid licenses and maintenance contracts	6,398	6,120
Other current assets	1,390	453
Total current assets	21,726	19,835
Prepaid licenses and maintenance contracts, net of current portion	5,906	4,268
Property and equipment, net	660	291
Software development costs, net	256	57
Intangible assets, net	18,579	7,328
Goodwill	13,157	5,708
Other assets	1,270	1,387
Total assets	$61,554	$38,874
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,374	$8,435
Accrued liabilities	3,492	3,842
Deferred revenue	7,863	7,402
Short-term debt	6,134	7,761
Total current liabilities	23,863	27,440
Deferred revenue, net of current portion	6,810	4,845
Long-term debt	100	292
Other liabilities	167	-
Total liabilities	30,940	32,577
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized; 19,630,339 and 14,094,532 issued and outstanding	20	14
Additional paid-in capital	51,691	21,532
Due from Sysorex Consulting Inc.	(666)	(666)
Accumulated other comprehensive income (loss)	(11)	3
Accumulated deficit	(18,836)	(13,106)
Stockholders’ equity	32,198	7,777
Non-controlling interest	(1,584)	(1,480)
Total stockholders’ equity attributable to common stockholders	30,614	6,297
Total liabilities and stockholders’ equity	$61,554	$38,874

 SYSOREX GLOBAL HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net revenues	$14,283	$13,941	$47,748	$34,092
Cost of net revenues	10,008	10,159	33,442	25,855
Gross profit	4,275	3,782	14,306	8,237
Operating expenses:
Compensation and related benefits	3,977	2,772	11,272	5,840
Professional fees and consulting expenses	805	831	1,958	1,600
Occupancy	305	126	690	267
Acquisition transaction/financing costs	-	316	1,195	1,224
Costs associated with public offering	-	187	45	274
Amortization of intangibles	443	236	2,020	492
Other administrative	1,206	326	2,651	944
Total operating expenses	6,735	4,794	19,831	10,641
Loss from operations	(2,461)	(1,012)	(5,525)	(2,404)
Other income (expense):
Interest expense	(95)	(76)	(307)	(179)
Gain on settlement of obligation	-	140	-	155
Change in fair value of derivative liability	-	-	-	(489)
Other	7	12	33	12
Total other income (expense)	(88)	76	(274)	(501)
Loss before income taxes	(2,549)	(936)	(5,799)	(2,905)
Provision for income taxes	-	-	(35)	-
Net loss	(2,549)	(936)	(5,834)	(2,905)
Net loss attributable to non-controlling interest	6	29	104	104
Net loss attributable to common stockholders	$(2,543)	$(907)	$(5,730)	$(2,801)
Net loss per basic and diluted common share	$(0.13)	$(0.07)	$(0.33)	$(0.24)
Weighted average common shares outstanding:
Basic and Diluted	19,624,332	13,064,334	17,592,883	11,682,050

Statement of Comprehensive Loss:
Net loss	$(2,549)	$(936)	$(5,834)	$(2,905)
Unrealized holding loss in marketable securities including reclassification adjustment of realized gains included in net income	-	-	(3)	-
Unrealized foreign exchange loss from cumulative translation adjustments	(6)	-	(11)	-
Comprehensive loss	$(2,555)	$(936)	$(5,848)	$(2,905)

SYSOREX GLOBAL HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except share data)

Reconciliation of Non-GAAP Financial Measures:

(thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss attributable to common stockholders	$(2,542)	$(907)	(5,730)	$(2,801)
Adjustments:
Non-recurring one-time charges:
Acquisition transaction/financing costs	-	316	855	920
Stock-based compensation – acquisition costs	-	-	340	304
Costs associated with public offering	-	187	45	274
Gain on settlement of obligations	-	(140)	-	(155)
Change in the fair value of derivative liability	-	-	-	489
Stock-based compensation – compensation and related benefits	434	248	938	414
Amortization of intangibles	442	236	2,020	492
Proforma non-GAAP net loss	$(1,666)	$(60)	$(1,532)	$(63)
Proforma non-GAAP net loss per basic and diluted common share	$(0.08)	$(0.01)	$(0.09)	$(0.01)
Weighted average basic and diluted common shares outstanding	19,624	13,064	17,593	11,682

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss attributable to common stockholders	$(2,542)	$(907)	(5,730)	$(2,801)
Adjustments:
Non-recurring one-time charges:
Acquisition transaction/financing costs	-	316	855	920
Stock-based compensation – acquisition costs	-	-	340	304
Costs associated with public offering	-	187	45	274
Gain on settlement of obligations	-	(140)	-	(155)
Change in the fair value of derivative liability	-	-	-	489
Stock-based compensation – compensation and related benefits	434	248	938	414
Interest expense	95	76	307	179
Taxes	-	-	35	-
Depreciation and amortization	513	269	2,216	573
Adjusted EBITDA	$(1,500)	$49	(994)	$197